Exhibit 3

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of January 29, 2026, by and between the undersigned (the “Subscriber”), EH MergerSub Inc., a Delaware corporation (“Merger Sub”), and Soho House & Co Inc., a Delaware corporation (the “Company”). Certain capitalized terms used but not defined herein have the meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

A. Reference is made to (i) the Agreement and Plan of Merger (as may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), dated as of August 15, 2025, among EH Parent LLC, a Delaware limited liability company (“Parent”), Merger Sub and the Company and (ii) the Equity Commitment Letter, dated as of January 26, 2026, between Merger Sub and the Subscriber (the “Equity Commitment Letter”).

B. The Subscriber desires to purchase and subscribe for 11,111,111 shares (the “Shares”) of common stock of Merger Sub, par value $0.01 per share (“Merger Sub Common Stock”), at a price of $9.00 per Share for an aggregate cash purchase price of $99,999,999.00 (the “Purchase Price”), subject to the terms and conditions of this Agreement (the “Subscription”).

C. Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of Merger Sub Common Stock that is outstanding as of immediately prior to the Effective Time (other than the shares of Merger Sub Common Stock owned by Parent) will be cancelled and extinguished and automatically converted into one validly issued, fully paid and nonassessable share of Class A common stock, par value $0.01 per share, of the Company.

AGREEMENTS

1. Subscription. The Subscriber hereby agrees to purchase and subscribe for the Shares in exchange for the Purchase Price, and hereby executes this Agreement, with the understanding that Merger Sub will rely on the same in connection with the issuance of the Shares to the Subscriber.

2. Closing. The consummation of the Subscription (“Subscription Closing”) will take place upon the execution and delivery of this Agreement.

3. Representations and Warranties of the Subscriber. The Subscriber represents and warrants to Merger Sub and to the Company as follows in connection with the Subscription, as of the date hereof:

(A) The Shares are being purchased by the Subscriber and not by any other Person, with the Subscriber’s own funds and not with the funds of any other Person, and for the account of the Subscriber, not as a nominee or agent and not for the account of any other Person. The Subscriber is not obligated to transfer the Shares to any other Person nor does the Subscriber have any agreement or understanding to do so. The Subscriber is purchasing the Shares for investment for an indefinite period not with a view to the sale or distribution of any part or all thereof by public or private sale or other disposition. The Subscriber has no present intention of selling, granting any participation in or otherwise distributing or disposing of any Shares.

(B) The Subscriber has been advised and understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), under the securities laws of any U.S. state (the “State Acts”) or under the securities laws or laws of similar import of any other country or jurisdiction, in reliance upon exemptions provided by the Act and the State Acts. The Subscriber acknowledges that the Shares are being issued by Merger Sub in connection with a transaction that does not involve a public offering for purposes of the Act or any relevant sections of the State Acts. The Subscriber understands that Merger Sub is relying in part on the Subscriber’s representations as set forth herein for purposes of claiming such exemptions.

(C) The Subscriber has such knowledge, skill and experience in business, financial and investment matters that the Subscriber is capable of evaluating the merits and risks of an investment in the Shares. By reason of the Subscriber’s business, financial and investment experience and the business, financial and investment experience of the Subscriber’s financial advisors who are unaffiliated with and who are not compensated by Merger Sub or the Company, the Subscriber can be reasonably assumed to have the capacity to protect its own interests in connection with the determination to purchase the Shares. The Subscriber has considered the suitability of the Shares as an investment in light of its own circumstances and financial condition.

(D) The Subscriber acknowledges receipt of certain financial information of the Company. The Subscriber has been given the opportunity to ask questions and receive answers from Merger Sub and the Company concerning the purchase of the Shares, and to obtain any further information that the Subscriber deems necessary to evaluate an investment in the Shares. In making its determination to purchase the Shares, the Subscriber is relying solely upon the Subscriber’s knowledge of the Company and its subsidiaries, the financial information provided and the information contained in the answers to such inquiries.

(E) The Subscriber understands that because the transfer of the Shares will be restricted under applicable securities laws, the Subscriber may not be able to liquidate promptly the Subscriber’s investment in the event of an emergency. The Subscriber understands that it must bear the economic risks of the investment in the Shares for an indefinite period of time.

(F) The Subscriber acknowledges that none of Merger Sub, the Company or any other Person offered to sell the Shares to it by means of any form of general solicitation or advertising, including without limitation (1) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (2) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

(G) The Subscriber acknowledges that no securities law regulatory agency or authority has made a finding or determination respecting the fairness of this offering and/or a recommendation to purchase the Shares.

(H) The Subscriber understands that an investment in Merger Sub (and, ultimately, in the Company) is speculative and subject to certain risks, which the Subscriber is able to bear. In a worst-case scenario, the Subscriber understands that the entire investment could be lost.

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(I) The Subscriber has consulted with the Subscriber’s own legal, accounting, tax, investment, and other advisers with respect to the tax treatment of an investment by the Subscriber in the Shares and the merits and risks of an investment in the Shares.

(J) The Subscriber has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Subscriber has taken all requisite actions or proceedings required to be taken by or on the part of the Subscriber to authorize and permit the execution and delivery by the Subscriber of this Agreement and the performance by the Subscriber of its obligations hereunder and the consummation by the Subscriber of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Subscriber, and assuming the due authorization, execution and delivery by Merger Sub and the Company, constitutes the legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity.

(K) The Subscriber is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Act.

(L) No material consent or approval by, or notification of or filing with, any government agency or third party is required in connection with the execution, delivery and performance by the Subscriber of this Agreement or the consummation by the Subscriber of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in the breach of the organizational documents of the Subscriber in any material respect.

4. Representations and Warranties of Merger Sub and the Company. Merger Sub and the Company, severally and not jointly, represent and warrant to the Subscriber as follows in connection with the Subscription, as of the date hereof:

(A) Each of Merger Sub and the Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of Merger Sub and the Company has taken all corporate actions or proceedings required to be taken by or on the part of it to authorize and permit the execution and delivery of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Merger Sub and the Company, and assuming the due authorization, execution and delivery by the Subscriber, constitutes the legal, valid and binding obligation of each of Merger Sub and the Company, enforceable against each of Merger Sub and the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors' rights generally and by general principles of equity.

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(B) Each of Merger Sub and the Company is (1) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (2) duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, a material effect on Merger Sub or the Company, as applicable.

(C) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in the breach of the organizational documents of either Merger Sub or the Company in any material respect. No consent or approval by, or notification of or filing with, any government agency or third party is required in connection with the execution, delivery and performance by either Merger Sub or the Company of this Agreement or the consummation by Merger Sub of the investment by the Subscriber contemplated hereby.

(D) All of the Shares issued to the Subscriber pursuant to this Agreement have been duly authorized and, upon issuance and delivery in accordance with this Agreement, will be validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof and the Subscriber will obtain good and valid title to the Shares, free and clear of all liens, other than Permitted Liens and claims arising under any agreement between Merger Sub or the Company and the Subscriber and federal and state securities laws.

5. Additional Agreements. The Subscriber understands that Merger Sub and the Company will each be relying on the correctness of the Subscriber’s representations and warranties in Section 3 above in determining whether or not Merger Sub will accept the Subscription, and that such representations and warranties will survive the Subscriber’s purchase of the Shares. After issuance of the Shares, if the Subscriber has knowledge that it is no longer in compliance with any of its representations, warranties and acknowledgments contained herein, the Subscriber shall so advise each of Merger Sub and the Company promptly in writing. The Subscriber further agrees to indemnify and to hold Merger Sub, the Company, and Merger Sub’s and the Company’s directors, officers and employees, harmless from and against any and all losses, liabilities, costs and expenses (including reasonable attorneys’ fees actually incurred) which arise out of or which are based upon a breach by the Subscriber of the foregoing representations and warranties.

6. Miscellaneous.

(A) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction to be applied.

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(B) Mutual Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES FURTHER REPRESENT AND WARRANT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(C) Interpretation. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. Unless the context otherwise requires, references herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(D) Notices. All notices, waivers and other communications under this Agreement will be in writing and will be deemed given (i) when delivered personally, (ii) when sent by electronic mail (with confirmation of delivery), or (iii) on the first business day following the date of dispatch if delivered by an overnight courier (with confirmation), to the parties at the following addresses (or at such other address as may be specified by like notice):

If to the Subscriber, to the address set forth on the Subscriber’s signature page hereto.

If to Merger Sub to:

Yucaipa Alliance Management, LLC

9130 West Sunset Boulevard

Los Angeles, California 90069

Attention: Dan Larsen

Email: dan.larsen@yucaipaco.com

If to the Company to:

Soho House & Co Inc.

180 Strand

London WC2R lEA, United Kingdom

Attention: Benedict Nwaeke

Email: ben.nwaeke@sohohouse.com

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in each case, with a copy (which will not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Samir A. Gandhi; John H. Butler; Ayo Badejo

Email: sgandhi@sidley.com; john.butler@sidley.com; abadejo@sidley.com

(E) Entire Agreement; Amendment; Counterparts. This Agreement and the other documents referred to herein or therein which form a part hereof or thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the parties hereto with respect to such subject matter other than the Equity Commitment Letter, which shall remain in full force and effect in accordance with its terms. This Agreement may be amended only by a written instrument executed by each of Merger Sub, the Company and the Subscriber. This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by email (or equivalent electronic transmission), will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

(F) Assignment. No party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other party.

(G) Further Assurances. The Subscriber shall promptly execute and deliver such documents, certificates, agreements, instruments and other writings and take such other actions as may be reasonably requested by either Merger Sub or the Company in order to consummate, implement, affirm or ratify the transactions contemplated by this Agreement.

(H) Expenses. Merger Sub, the Company and the Subscriber will each pay its own costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with the negotiation, preparation, execution and performance of this Agreement and any related documents and the consummation of the Subscription Closing.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SUBSCRIBER:

MOMENTUM SOLUTIONS II, LLC

By:	/s/ George Popstefanov
Name:	George Popstefanov
Title:	Chief Executive Officer, President and Secretary

Address:
c/o Momentum Holdings Group, LLC
2601 Olive Street, Suite 1900
Dallas, Texas 75201

Email:	george@momentum.com

with a copy (which will not constitute notice) to:

Davis+Gilbert LLP
1675 Broadway
New York, NY 10019
Attention:	Brad J. Schwartzberg, Esq.
Marc J. Rogers, Esq.
Email:	bschwartzberg@dglaw.com
mrogers@dglaw.com

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MERGER SUB:

EH MERGERSUB INC.

By:	/s/ Bradford Nugent
Name:	Bradford Nugent
Title:	Authorized Signatory

COMPANY:

SOHO HOUSE & CO INC.

By:	/s/ Andrew Carnie
Name:	Andrew Carnie
Title:	Chief Executive Officer

[Signature Page to Subscription Agreement]